EXHIBIT 10.3

April 19, 2011

Mark Meiklejohn

c/o Bancorp Rhode Island, Inc.

One Turks Head Place

Providence, RI 02903

Re:                               Employment with Brookline Bancorp, Inc.

Dear Mark:

This letter will confirm the terms under which you have agreed to become employed with Brookline Bancorp, Inc. (the “Company”).  We look forward to your arrival and leadership.  The principal terms of your employment are set forth in this letter (“Letter Agreement”).

1.                                       Title; Duties.  You will be employed as President and Chief Executive Officer of Bank Rhode Island.  You will perform such duties as are inherent in such position and such other duties as may be assigned by the Company from time to time.  You will be subject to the direction and supervision of the Chief Executive Officer of the Company.  You agree to serve the Company diligently and faithfully so as to advance the Company’s best interests and agree to not take any action in conflict with the Company’s best interests.

2.                                       Employment Date.  You shall be an employee “at will”, with your employment with the Company beginning on the Effective Time (“Employment Date”), as such term is defined in the Agreement and Plan of Merger, dated as of April 19, 2011 (the “Merger Agreement”) between the Company and Bancorp Rhode Island, Inc. and continuing until terminated by you or the Company at any time, with or without Cause or with or without advance notice.  Upon any such termination, except as set forth in Section 4 of this Letter, the Company will have no liability or obligation to make any payment or provide any benefits to you (including, without limitation, any salary or bonus payments or benefits described in Section 3) or to your executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through you, except those required by law.

3.                                       Compensation.

(a)                                  Base Salary. You will receive a base salary during your employment at an annualized rate of $300,000, (“Base Salary”) payable in accordance with the Company’s usual payment practices and subject to periodic review and, in its sole discretion, increased by the Company annually upon the close of the Company’s fiscal year.  Any adjusted base salary shall constitute “Base Salary” for purposes of this Agreement.

(b)                                 Annual Bonus.  In each fiscal year during your employment, beginning in fiscal year 2012, you will be eligible to receive payments under the incentive compensation or bonus programs, as in effect from time to time, as the Company may establish for its employees and/or senior executives, at such levels or award opportunities consistent with other similarly-situated senior executives of the Company.  Any bonus or incentive compensation payments shall be paid as provided in such programs.

(c)                                  Benefits.  During your employment, you will be eligible to participate in all employee benefit plans and perquisite plans and policies including but not limited to fringe benefits, retirement plans, supplemental retirement plans, pension plans, profit sharing plans, life, health, dental, vision, accident and short and long-term disability insurance or any other employee benefit plan or arrangement which the Company may, in its sole discretion, make available to its senior executives and key management employees, whether such benefits are now in effect or hereafter adopted, subject to the terms and conditions of each such plan or policy.

(d)                                 Dining Club Membership; Automobile.  During your employment, the Company shall pay for your annual membership to the University Club in Providence, Rhode Island.  During your employment, the Company shall provide you with a car allowance equal to Five Hundred Dollars ($500) per month and shall provide you with parking at or near the Bank Rhode Island headquarters consistent with past practices.

(e)                                  Vacation.  You will receive twenty-five (25) days of paid vacation time per calendar year during your employment, with such vacation to be taken in accordance with the Company’s policies as in effect from time to time and at such times and intervals as mutually agreed by you and the Company.  You shall be entitled to holiday time and sick leave in accordance with the Company’s policies, as in effect from time to time.

(f)                                    Reimbursement for Expenses. You will receive reimbursement from the Company for documented business expenses that you reasonably incur on behalf of the Company in accordance with the Company’s normal policies with respect to expense reimbursements.

(g)                                 Deductions and Withholdings.  Notwithstanding any other provision of this Letter Agreement, you agree that the Company shall withhold from any and all payments required to be made to you all federal, state, local and/or other taxes which are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

4.                                       Termination of Employment; Severance; Change in Control.

(a)                                  Termination.  Your employment with the Company shall terminate upon the occurrence of any of the following circumstances:

(i)                                     Your death or disability;

(ii)                                  By the Company for Cause or without Cause; or

(iii)                               By you for Good Reason or without Good Reason.

(b)                                 Severance.

(i)                                     If the Company terminates your employment without Cause or if you terminate your employment for Good Reason on or before the one-year anniversary of your Employment Date (including, without limitation, in connection with a change in control of the Company), the Company will pay to you (a)(i) any Salary that has accrued but is unpaid as of your termination date, (ii) the awarded but unpaid portion, if any, of any annual incentive compensation for any prior year, (iii) your pro-rated bonus for the year in which your termination occurred based on the “Target Bonus” for the year in which your termination occurred, (iv) reimbursement for any unreimbursed business expenses incurred by you through and including your date of termination, (v) payment for vacation time accrued as of the date of your termination, and (vi) any other amounts or benefits required to be paid or provided by law or under any plan, program, or written non-severance policy of the Company, which shall be paid or provided in accordance with applicable law or the terms of the applicable plan, program or policy (collectively, (i) through (vi), the “Accrued Amounts”) and (b) an amount equal to two times the sum of (i) your annual Base Salary then in effect plus (ii) the amount of the “Target Bonus” for the year in which the termination occurs.  In addition, the Company shall continue to pay, for the twenty-four (24) month period following your termination, for all medical, dental and life insurance coverage provided to you on your termination date on the same cost sharing basis as prior to your termination.  The Company shall also provide you with outplacement services for twelve months following your termination.  If you remain employed by the Company as of the one-year anniversary of your Employment Date, you and the Company will enter into the Company’s standard form of Change in Control Agreement with senior executives and key management employees (the “Company Change in Control Agreement”), which agreement shall govern any termination of your employment in connection with a “change in control” (as defined therein) after such anniversary date and, subject to the terms and conditions thereof, shall provide you with severance benefits equal to two times your annual base salary and bonus.

(ii)                                  If the Company terminates your employment without Cause after the one-year anniversary of your Employment Date under circumstances in which the Company Change in Control Agreement does not apply, the Company will pay to you (a) the Accrued Amounts (other than item (iii) in said definition) and (b) an amount equal to one times your annual base salary then in effect.  In addition, the Company shall provide to you, at the Company’s cost, for the twelve (12) month period following your termination, with the medical, dental and life insurance coverage as generally available to full-time employees of the Company during such 12-month period.  The Company shall also provide you with outplacement services for six months following your termination.

(c)                                  Payment of Severance.  The severance payments to which you are entitled pursuant to Section 4(b)(i) or 4(b)(ii) of this Letter Agreement will be made to you, in a lump sum payment, within thirty (30) days after your date of termination; provided, however, if the thirty (30)-day period begins in one calendar year and ends in a second calendar year, the severance payment will not be made earlier than January 1st of the calendar year following the calendar year in which your termination occurs.  You agree that, as a condition to receipt of payments and benefits hereunder, you will execute a release agreement in such form reasonably satisfactory to the Company, releasing and waiving all claims against the Company, its subsidiaries and affiliates other than the right to enforce this Agreement and other than claims arising after the effective date of the release.

(d)                                 Death or Disability.  If you die or become totally and permanently disabled during the term of employment, the parties agree that the employment relationship and this Letter Agreement will terminate automatically. For purposes of this Letter Agreement, “disability” shall mean that you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, are receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  In the event of your disability, the Company shall continue to pay you your Base Salary (reduced by any benefits you may be entitled to receive under any state or federal disability insurance program, such as Rhode Island temporary disability insurance or federal social security) for a period of six (6) months from the date of disability.

(e)                                  Definitions.

(i)                                     For purposes of this Letter Agreement, “Cause” means any of the following:

(A)                              You refuse to perform any of the duties assigned by the Company or any of its subsidiaries in good faith, when such refusal is not justified or excused by the terms of this Letter Agreement or by actions taken by the Company in violation of this Letter Agreement and such refusal, if susceptible to cure, is not cured within fifteen (15) days after written notice thereof is provided to you;

(B)                                You are convicted by a court of competent jurisdiction of embezzlement or other crimes against the Company or any of its subsidiaries, deliberately misappropriate funds of the Company or any of its subsidiaries, or commit an act of dishonesty;

(C)                                You materially violate a written policy of the Company or any of its subsidiaries and such conduct, if susceptible to cure, is not cured within fifteen (15) days after written notice thereof is provided to you;

(D)                               You commit an irresponsible act in the performance of your duties or material acts (or omissions) of mismanagement and such conduct, if susceptible to cure, is not cured within fifteen (15) days after written notice thereof is provided to you; or

(E)                                 You continue any arrangement, hold any position or engage in any activity that conflicts with the interest of, or interferes with your duties owed to the Company or any of its subsidiaries, and such conduct is not corrected within fifteen (15) days after written notice thereof is provided to you.

(ii)                                  For purposes of this Letter Agreement, “Good Reason” means any of the following, without your express prior written approval, other than due to your disability or death:

(A)                              Any material reduction in the nature or scope of your duties, responsibilities, authority and powers;

(B)                                A greater than 10% reduction in your Base Salary or fringe benefits;

(C)                                Any relocation of your principal place of business outside of the State of Rhode Island; or

(D)                               Failure of the Company to obtain a reasonably satisfactory agreement from any successor to assume and agree to perform this agreement.

You shall have one hundred twenty (120) days from the time you first become aware of the existence of Good Reason to resign for Good Reason. You must provide written notice to the Company, to the attention of the Chief Executive Officer, of the existence of the condition described above within a period not to exceed sixty (60) days of the initial existence of the condition, upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition.

(f)                                    Limitation on Benefits.  It is the intention of the parties that no payments by the Company to you or for you benefit under this Letter Agreement or any other agreement or plan pursuant to which you are entitled to receive payments or benefits shall be non-deductible to the Company or Bank Rhode Island by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), relating to parachute payments.  Accordingly, and notwithstanding any other provision of this Letter Agreement or any such agreement or plan, if by reason of the operation of said Section 280G, any such payments exceed the amount which can be deducted by the Company or Bank Rhode Island, such payments shall be reduced to the maximum amount which can be deducted by the Company or Bank Rhode Island. To the extent that payments exceeding such maximum deductible amount have been made to you or your beneficiary, you or your beneficiary shall refund such excess payments to the Company, as the case may be, with interest thereon at the Applicable Federal Rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Company or Bank Rhode Island by reason of the operation of said Section 280G.  To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G, you shall determine which method shall be followed, provided however that if it is determined that such election by you shall be in violation of Code Section 409A, the allocation of the required reduction shall be pro-rata, and provided further that, if you fail to make such determination within forty-five (45) days after the Company has sent you written notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.  If any dispute between the Company and you as to any of the amounts to be determined under this Section, or the method of calculating such amounts, cannot be resolved by you and the Company, either the Company or you after giving three (3) days written notice to the other, may refer the dispute to a partner in the Boston, Massachusetts office of a firm of independent certified public accountants selected jointly by you and the Company. The determination of such partner as to the amount to be determined under this Section and the method of calculating such amounts shall be final and binding on you and the Company.  The Company shall bear the costs of any such determination.

(g)                                 Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of your death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  The Company makes no representation or warranty and shall have no liability to you or any person if any provisions of this Letter Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

5.                                       Notices.  Any notice hereunder by either party to the other will be given in writing by personal delivery, telex, facsimile, overnight courier or certified mail, return receipt requested, addressed, if to the Company, to the attention of the Chief Executive Officer of the Company at 160 Washington Street, Brookline, Massachusetts 02447 or to such other address as the Company may designate in writing at any time or from time to time to you, and if to you, to your most recent address on file with the Company.  Notice will be deemed given, if by personal delivery or by overnight courier, on the date of such delivery or, if by telex or facsimile, on the business day following receipt of answer back or facsimile information or, if by certified mail, on the date shown on the applicable return receipt.

6.                                       Remedies for Breach. Each party acknowledges that breach by the other party of the provisions of this Letter Agreement will cause the first party irreparable harm that is not fully remedied by monetary damages. Accordingly, each party agrees that the other party will, in addition to any relief afforded by law, be entitled to injunctive relief.  Each party agrees that both damages at law and injunctive relief will be proper modes of relief and are not to be considered alternative remedies.

7.                                       Entire Letter.  This Letter Agreement contains the entire understanding of the parties with regard to its subject matter. There are no other agreements or understandings, whether oral or written, or express or implied, with regard to such subject matter. This Letter Agreement supersedes and replaces any and all prior agreements or understandings between the parties relating to its subject matter, including without limitation, that certain employment agreement dated April 28, 2008, as amended December 20, 2010 between you and Bancorp Rhode Island, Inc. and Bank Rhode Island, except that Sections 4.1, 4.2 and 4.4 shall survive the termination of such employment agreement and are incorporated herein by reference.

8.                                       Amendment.  This Letter Agreement may be amended or modified only by a writing signed by all parties.

9.                                       Waiver.  Waiver by either the Company or you of a breach of any provision, term or condition hereof will not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Letter Agreement.

10.                                 Successors and Assigns.  The rights and obligations of the Company hereunder may be transferred or assigned to any assign of the Company.  The Company’s obligations under this Letter Agreement will be binding on successors to the Company.  You may not assign or transfer any rights or obligations under this Letter Agreement, and any purported assignment will be null and void.

11.                                Severability.  If any arbitrator, agency, tribunal or court of competent jurisdiction finds any provision or part of this Letter Agreement to be excessively broad, in whole or in part, such provision will be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law.  If any provision or part of this Letter Agreement is declared illegal or unenforceable by any arbitrator, tribunal or court of competent jurisdiction even after the reformation and construction as provided in the previous sentence, then the remainder of this Letter Agreement, or the application of such provision or part in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each provision and part of this Letter Agreement will be valid and enforceable to the fullest extent permitted by law.

12.                                 Section Headings.  The headings contained in this Letter Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Letter Agreement.

13.                                 Governing Law.  This Letter Agreement will be governed by, construed and enforced in accordance with the laws of the State of Rhode Island, without regard to conflict of laws principles.

14.                                 Counterparts.  This Letter Agreement may be executed in any number of counterparts, any one of which will constitute an original of this Letter Agreement, provided that this Letter Agreement will not become effective until each party has executed at least one counterpart.  The parties agree that signatures on separate counterparts may be transferred to a single document upon the request of any party.  For the convenience of the parties, facsimile, pdf or other electronic signatures will be accepted as originals.

15.                                 Effectiveness.  Notwithstanding anything to the contrary contained in this Letter Agreement, the effectiveness of this Letter Agreement shall be subject to the consummation of the merger described in the Merger Agreement.  In the event the Merger Agreement is terminated for any reason, this Letter Agreement shall be deemed null and void.

[Signature Page Follows]

If the terms of this Letter Agreement are acceptable to you, please sign the enclosed copy of this letter where indicated and return to me.

Sincerely,

/s/ Paul A. Perrault
Paul A. Perrault, on behalf of
Brookline Bancorp, Inc.

AGREED AND ACCEPTED:

/s/ Mark Meiklejohn
Mark Meiklejohn